WORLDTALK COMMUNICATIONS CORPORATION                                EXHIBIT 11.1
Computation of Loss Per Share
(in thousands, except per share amounts)
--------------------------------------------------------------------------------




                                                                 YEARS ENDED DECEMBER 31,

                                                                    1996           1995
                                                                  --------        -------
Net income (loss) . . . . . . . . . . . . . . . . . . . . . . .    $(5,240)       $(3,640)
                                                                   =======        =======
Weighted average common shares outstanding  . . . . . . . . . .      7,669          1,014
Number of common share equivalents resulting from option
and warrants, computed using the treasury stock method  . . . .          -              -
Preferred stock, on an "as if converted basis" using the
exchange rate in effect at the initial public offering date . .      1,506          2,485
Staff Accounting Bulletin No. 83 issuances and grants(1)                 -          4,108
                                                                   -------        -------
Number of common shares and common share equivalents
used in computation . . . . . . . . . . . . . . . . . . . . . .      9,175          7,607
                                                                   -------        -------
Net income (loss) per share . . . . . . . . . . . . . . . . . .    $ (0.57)       $ (0.48)
                                                                   =======        =======





(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock warrants, options and other potentially dilutive securities issued during the 12 month period preceding the date of initial filing of the Company's Registration Statement on Form S-1 (File No. 333-1482), have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented, even if anti-dilutive.





                                                                              43